QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary—Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
FILES STIPULATED AGREEMENT IN
MISSOURI ELECTRIC RATE CASE

JOPLIN, MO - May 15, 2002 - The Empire District Electric Company (NYSE:EDE) announced today that it has filed a Unanimous Stipulation and Agreement with the Missouri Public Service Commission (MPSC) for changes in rates for its Missouri electric customers. This agreement, if approved by the MPSC, sets out the framework for the Company's recovery of "off-system sales" expenses in the Interim Energy Charge (IEC) that was established in the Company's 2001 rate case. This framework provides the opportunity for the Company to recover the $3.6 million that was erroneously omitted from the prior rate case. The agreement also provides for a $7 million annual reduction in the IEC. The agreement is the result of extensive negotiations with the MPSC Staff, the Office of Public Counsel and other intervening parties and was entered into following the rejection by the MPSC of Empire's interim rate case that was filed on March 8, 2002.

        In making the announcement, Mr. Brad Beecher, Vice President-Energy Supply, noted, "This IEC reduction is made possible by steps Empire has taken to reduce its fuel and purchased power expenses. In our 2001 rate case, an IEC was established to protect the customers and the Company from volatile fuel and purchased power expenses, notably natural gas prices. Early in 2001, we initiated a Risk Management Policy that has allowed us to stabilize our fuel and purchased power costs and reduce the volatility."

        (more)

        "This filing clarifies the calculation for the IEC, thereby giving Empire the opportunity to recover the $3.6 million error, which in turn resolves the issues from the Interim Case. It also allows us to reduce the IEC to our customers," said Beecher.

        If the agreement is approved by the MPSC, customers will see the IEC that was set at $0.0054 per kilowatt hour reduced by $0.0019 to $0.0035 per kilowatt hour. This will continue to be subject to refund following the audit of Empire's actual fuel and purchased power expenses at the end of the IEC in October 2003.

        Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 150,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The Company also offers monitored security, fiber optic service, and decorative lighting services to its customers, and provides water service in three incorporated communities in Missouri.

###

        Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY    •    602 JOPLIN STREET    •    JOPLIN, MISSOURI 64802     •    417-625-5100    •
FAX: 417-625-5169    •    www.empiredistrict.com

QuickLinks

  Exhibit 99.3
THE EMPIRE DISTRICT ELECTRIC COMPANY FILES STIPULATED AGREEMENT IN MISSOURI ELECTRIC RATE CASE